Exhibit (a)(5)(B)

MakeMyTrip Limited Announces Completion of the Repurchase Right Offer for Its 0.00% Convertible

Senior Notes due 2028

GURUGRAM, India, February 15, 2024— MakeMyTrip Limited (“MakeMyTrip” or the “Company”) (NASDAQ: MMYT), a leading travel service provider in India, today announced that it has completed its previously announced repurchase right offer relating to its 0.00% Convertible Senior Notes due 2028 (CUSIP No. 56087F AB0) (the “Notes”). The repurchase right offer expired at 11:59 p.m. Eastern Time, on Tuesday, February 13, 2024. None of the noteholders exercised their repurchase right, and no Notes were surrendered for repurchase.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, http://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://investors.makemytrip.com/investors/financials.

About MakeMyTrip Limited

MakeMyTrip Limited is India’s leading travel group operating well-recognized travel brands including MakeMyTrip, Goibibo and redBus. Through our primary websites www.makemytrip.com, www.goibibo.com, www.redbus.in, and mobile platforms, travellers can research, plan and book a wide range of travel services and products in India as well as overseas. Our services and products include air ticketing, hotel and alternative accommodations bookings, holiday planning and packaging, rail ticketing, bus ticketing, car hire and ancillary travel requirements such as facilitating access to third-party travel insurance, visa processing and foreign exchange.

We provide our customers with access to all major domestic full-service and low-cost airlines operating in India and all major airlines operating to and from India, a comprehensive set of domestic accommodation properties in India and a wide selection of properties outside of India, Indian Railways and all major Indian bus operators. For more information, visit https://www.makemytrip.com/about-us/company_profile.php.

For investor and media inquiries, please contact:

MakeMyTrip Limited

Investor Relations

Tel: 1-800-962-4284 (Toll Free US); 781-575-3120 (Outside of US)

Email: vipul.garg@go-mmt.com

Source: MakeMyTrip